As filed with the Securities and Exchange Commission on December 30, 1999.
                                                    Registration No. 333-
------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                               --------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933



                                F&M BANCORP
           (Exact name of registrant as specified in its charter)

      MARYLAND                                             52-1316473
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification No.)


                          110 THOMAS JOHNSON DRIVE
                         FREDERICK, MARYLAND 21702
        (Address of Principal Executive Offices including Zip Code)


        PATAPSCO VALLEY BANCSHARES, INC. INCENTIVE STOCK OPTION PLAN PATAPSCO VALLEY BANCSHARES, INC. DIRECTORS' STOCK OPTION PLAN PATAPSCO VALLEY BANCSHARES, INC. EMPLOYEE STOCK PURCHASE PLAN
                        (Full title of the plan(s))

                           GORDON M. COOLEY, ESQ.
                       SECRETARY AND GENERAL COUNSEL
                                F&M BANCORP
                          110 THOMAS JOHNSON DRIVE
                         FREDERICK, MARYLAND 21702
                  (Name and address of agent for service)

                               (301) 694-4000
       (Telephone number, including area code, of agent for service).

                      CALCULATION OF REGISTRATION FEE

=============================================================================================
                                                          PROPOSED
    TITLE OF                             PROPOSED          MAXIMUM
SECURITIES TO BE    AMOUNT TO BE         MAXIMUM          AGGREGATE            AMOUNT OF
   REGISTERED       REGISTERED *     OFFERING PRICE     OFFERING PRICE **   REGISTRATION FEE
                                        PER SHARE**                               **
---------------------------------------------------------------------------------------------
Common Stock,
$5.00 par value      24,200                 N/A             N/A                  $135.00
=============================================================================================


----------

* Represents the maximum number of shares available for issuance under the Plan.
** The registration fee has been computed pursuant to Rule 457 (h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share for the common stock of the Registrant as reported on The Nasdaq National Market System on December 28, 1999 of $21.125.




          PART I. INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION.

            Omitted pursuant to the instructions and provisions of Form S-8

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION.

            Omitted pursuant to the instructions and provisions of Form S-8


         PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

            The following documents, previously filed with the SEC by F&M Bancorp, a Maryland corporation, File No. 0-12638, pursuant to the Securities Exchange Act of 1934, are incorporated by reference in this registration statement:

            (1) F&M Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K");

            (2) F&M Bancorp's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

            (3) F&M Bancorp's Current Reports on Form 8-K filed (a) on September 8, 1999, as amended on September 22, 1999 and October 25, 1999,
(b) on October 4, 1999,as on amended November 1, 1999, (c) on November 30, 1999, and (d) on December 15, 1999;

            (4) The portions of F&M Bancorp's Proxy Statement for its Annual Meeting of Stockholders held on April 20, 1999 that have been incorporated by reference in the 1998 Form 10-K;

            (5) The description of the common stock, par value $5.00 per share, of F&M Bancorp set forth in the F&M Bancorp Registration Statement on Form 8-B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such descrip tion; and

            (6) F&M Bancorp's final proxy statement-prospectus filed November 5, 1999, pursuant to Rule 424(b) under the Securities Act of 1933.

            All documents subsequently filed by F&M Bancorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.     DESCRIPTION OF SECURITIES.

            Not Applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            The validity of the shares of F&M Bancorp common stock offered pursuant to this registration statement will be passed upon for F&M Bancorp by Gordon M. Cooley, General Counsel and Secretary of F&M Bancorp. As of the date of this document, Mr. Cooley beneficially owned 12,292 shares of F&M Bancorp common stock and held options to purchase 7,782 shares of F&M Bancorp common stock that are vested and options to purchase 3,914 shares of F&M Bancorp common stock that are not vested.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that

      (1) the act or omission of the director was material to the matter giving rise to such proceeding and

            (A)   was committed in bad faith or

            (B)   was the result of active and deliberate dishonesty;

      (2) the director actually received an improper personal benefit in money, property, or services; or

      (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

            In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corpora tion, except to the extent of expenses approved by a court of appropriate jurisdiction.

            In addition, the Maryland General Corporation Law permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received

      (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

      (2) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

            F&M Bancorp has provided for indemnification of directors, officers, employees and agents in Article Eighth, Section (5) of its charter, as amended. This provision reads as follows:

            (5) The Corporation shall indemnify (a) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrange ments as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnifi cation is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdic tion the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent

      (1) the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

      (2) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

            F&M Bancorp has limited the liability of its directors and officers for money damages in Article Eighth, Section (6) of its charter. This provision reads as follows:

            (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

            As permitted under Section 2-418 (k) of the Maryland General Corporation Law, F&M Bancorp has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not F&M Bancorp would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

            Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administra tive or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

            Not Applicable.


ITEM 8.     EXHIBITS.

            See Exhibit Index.

ITEM 9.     REQUIRED UNDERTAKINGS.

            F&M Bancorp hereby undertakes:

            (a)(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the infor mation set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) F&M Bancorp hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) - (g) Not applicable.

            (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, F&M Bancorp has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by F&M Bancorp of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, F&M Bancorp will, unless in opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (i) - (j) Not applicable.


                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, F&M Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Frederick, State of Maryland, on this 30th day of December, 1999.


                                F&M BANCORP


                                By: /s/ Faye E. Cannon
                                   -----------------------------------------
                                      Faye E. Cannon
                                      President and Chief Executive Officer

                              POWER OF ATTORNEY

            We, the undersigned officers and directors of F&M Bancorp hereby severally and individually constitute and appoint each of Gordon M. Cooley and Faye E. Cannon, our true and lawful attorney-in-fact and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us, individually and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement on Form S- 8 and all instruments necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the SEC in connection therewith and to file the same with the SEC, and said attorney and agent to have power to act and to have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm all that the said attorneys-in-fact and agents or each of them, shall do or cause to be done by virtue hereof.

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE 30TH DAY OF DECEMBER, 1999.

NAME                                                  CAPACITY
----                                                  --------

/s/ Faye E. Cannon                      President, Chief Executive Officer and
------------------                      Director (Principal Executive Officer)
Faye E. Cannon                          Controller and Vice President
/s/ Anne K. Wright                      (Principal Financial and Accounting
------------------                      Officer)
Anne K. Wright
/s/ R. Carl Benna                       Director
-------------------
R. Carl Benna
/s/ Howard B. Bowen                     Director
-------------------
Howard B. Bowen
/s/ John D. Brunk                       Director
----------------------------
John D. Brunk
/s/ Beverly B. Byron                    Director
---------------------------
Beverly B. Byron
/s/ Martha E. Church                    Director
--------------------------
Martha E. Church
/s/ Albert H. Cohen                     Director
---------------------------
Albert H. Cohen
/s/ Maurice A. Gladhill                 Director
--------------------------
Maurice A. Gladhill
/s/ Donald R. Hull                      Director
-------------------------------
Donald R. Hull
/s/ Charles W. Hoff, III                Director
-----------------------------
Charles W. Hoff, III
/s/ James K. Kluttz                     Director
-------------------------------
James K. Kluttz
/s/ Richard W. Phoebus                  Director
------------------------
Richard W. Phoebus
/s/ H. Deets Warfield                   Director
--------------------------
H. Deets Warfield
/s/ Thomas R. Winkler                   Director
------------------------
Thomas R. Winkler




                               EXHIBIT INDEX

      Exhibit
      Number            Exhibit Description
      -------           -------------------

      4.1 Articles of Incorporation of F&M Bancorp with all Articles of Amend ment (incorporated by reference to Exhibit 3.1 of F&M Bancorp's
                        Quarterly Report on Form 10-Q for the period ended June 30, 1997).

      4.2 Bylaws of F&M Bancorp (incorporated by reference to Exhibit 3.2 of F&M Bancorp's Quarterly Report on Form 10-Q for the period ended September 30, 1997).

      5.1               Opinion of Gordon M. Cooley, General Counsel to
                        F&M Bancorp.

      23.1              Consent of Arthur Andersen LLP, Washington, D.C.

      23.2              Consent of Stegman & Company, Baltimore, Maryland

      23.3 Consent of Gordon M. Cooley (included in Exhibit 5.1 hereto).

      24.1 Powers of Attorney (see signature page to this Registration Statement).